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                                            EXHIBIT 12


    TRANSAMERICA FINANCE CORPORATION AND SUBSIDIARIES
    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                       Six Months Ended
                                          June 30,
                                      1996         1995
                                      (Dollar amounts in
                                          millions)
Fixed charges:
  Interest and debt expense          $304.5       $308.7
  One-third of rental expense           6.1          7.5
                                     ______       ______
    Total                            $310.6       $316.2
                                     ======       ======
Earnings:
  Net Income                         $ 75.7       $ 99.6
  Provision for income taxes           45.3         67.6
  Fixed charges                       310.6        316.2
                                     ______       ______
    Total                            $431.6       $483.4
                                     ======       ======

Ratio of earnings to fixed charges     1.39         1.53
                                       ====         ====